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                                   EXHIBIT 11
                     Computation of Income Per Common Share
                    (In thousands, except per share amounts)
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                                                                   Three Months Ended  Nine Months Ended
                                                                     September 30,       September 30,
                                                                   ------------------ ------------------
                                                                     1997      1996      1997     1996
                                                                   --------  -------- --------- --------
PRIMARY INCOME PER SHARE

Average shares outstanding                                          18,174    13,389    18,040   12,932
Net effect of dilutive stock options and warrants - based
  on the treasury stock method using average market price              623       737       674      922
                                                                   -------   -------   -------  -------
  Total                                                             18,797    14,126    18,714   13,854
                                                                   =======   =======   =======  =======
Income:
  Net income                                                       $ 3,134   $ 1,704   $ 9,012  $ 4,997
                                                                   =======   =======   =======  =======

Per common share amount:
  Net income                                                       $  0.17   $  0.12   $  0.48  $  0.36
                                                                   =======   =======   =======  =======

FULLY DILUTED INCOME PER SHARE

Average shares outstanding                                          18,174    13,389    18,040   12,932
Net effect of dilutive stock options and warrants-based on
  the treasury stock method using the greater of average
  market price or market closing price                                 652       780       710    1,100
Assumed conversion of certain convertible debt                           -       513        14      601
                                                                   -------   -------   -------  -------
  Total                                                             18,826    14,682    18,764   14,633
                                                                   =======   =======   =======  =======
Income:
  Net income                                                       $ 3,134   $ 1,704   $ 9,012  $ 4,997
  Add convertible debt interest, net of income tax effect                -        49         4      172
                                                                   -------   -------   -------  -------
  Net income after convertible debt interest                       $ 3,134   $ 1,753   $ 9,016  $ 5,169
                                                                   =======   =======   =======  =======
Per common share amount:
  Net income                                                       $  0.17   $  0.12   $  0.48  $  0.35
                                                                   =======   =======   =======  =======
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